Exhibit 35.3

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of September 1, 2013 (the “Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and U.S. Bank National Association, as trustee, the following:

1. A review of the Company’s activities as Certificate Administrator during the reporting period ending December 31, 2014 and its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, as of and for the reporting period ending December 31, 2014, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 27, 2015

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director